Exhibit 10.12.4

CONSENT AND AMENDMENT NO. 4

TO LOAN AND SECURITY AGREEMENT

This CONSENT AND AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of June 9, 2015 and is entered into by and among (a) INSMED INCORPORATED, a Virginia corporation (“Parent”), INSMED PHARMACEUTICALS, INC., a Virginia corporation (“Insmed Pharma”), CELTRIX PHARMACEUTICALS, INC., a Delaware corporation (“Celtrix”), TRANSAVE, LLC, a Delaware limited liability company (“Transave”, together with Parent, Insmed Pharma, and Celtrix are hereinafter collectively referred to as the “Borrowers” and each individually as a “Borrower”), and (b) HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Hercules Growth”), HERCULES CAPITAL FUNDING TRUST 2012-1, a statutory trust created and existing under the laws of the State of Delaware (“Hercules 2012”), and HERCULES CAPITAL FUNDING TRUST 2014-1, a statutory trust created and existing under the laws of the State of Delaware (“Hercules 2014”, together with Hercules Growth and Hercules 2012 collectively referred to as the “Lender”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A.                                    Borrowers and Lender have entered into that certain Loan and Security Agreement dated as of June 29, 2012, as amended by that certain Amendment No. 1 to Loan and Security Agreement dated as of July 24, 2012, as amended by that certain Amendment No. 2 to Loan and Security Agreement dated as of November 25, 2013, and as further amended by that certain Amendment No. 3 to Loan and Security Agreement dated as of December 15, 2014 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender has extended and make available to Borrowers certain extensions of credit.

B.                                    Borrowers notified Lender that Parent (a) has created a wholly-owned Subsidiary, Insmed Holdings Limited, a company organized under the laws of Ireland (“Holdings”), (b) has permitted Holdings to create a wholly-owned Subsidiary, Insmed Ireland Limited, a company organized under the laws of Ireland (“Irish Subsidiary”), (c) has permitted Irish Subsidiary to create four (4) wholly-owned Subsidiaries: (i) Insmed Germany GmbH, a company organized under the laws of Germany, (ii) Insmed Netherlands BV, a company organized under the laws of the Netherlands, (iii) Insmed France SAS, a company organized under the laws of France, and (iv) Insmed Limited, a company organized under the laws of England and Wales, (d) intends to permit Irish Subsidiary to create a wholly-owned Subsidiary organized under the laws of Italy ((a)-(d), collectively, the “Subsidiary Formation”), and (e) has licensed the Intellectual Property set forth on Schedule 1 hereto to Irish Subsidiary (the “License”) pursuant to the terms and conditions of (i) that certain Cost Sharing Agreement effective as of April 1, 2015 by and among Parent and Irish Subsidiary attached as Schedule 2 hereto, and (ii) that certain Platform Contribution Transaction Intangible Property License Agreement effective as of April 1, 2015 by and among Parent and Irish Subsidiary attached as Schedule 3 hereto. Borrowers have requested that Lender consent to and ratify the Subsidiary Formation and the License.

C.                                    Lender has agreed to so consent to and ratify the Subsidiary Formation and the License, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

D.                                    Borrowers and Lender have agreed to amend the Loan Agreement upon the terms and conditions more fully set forth herein.

E.                                     Lender has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and intending to be legally bound, the parties hereto agree as follows:

1.                                      AMENDMENT.

1.1                               Section 1.1 (Definitions and Rules of Construction). Clause (xi) appearing in the definition of “Permitted Investments” set forth in Section 1.1 of the Loan Agreement shall be amended in its entirety and replaced with the following:

(xi) Investments in Subsidiaries organized outside of the United States for current, ordinary, and necessary operating expenses, not to exceed Fifteen Million Dollars ($15,000,000.00) in the aggregate in any calendar year, provided that no Event of Default has occurred and is continuing or would exist after giving effect to such Investment;

2.                                      CONSENT AND RATIFICATION. Subject to the terms of Section 5 below, Lender (a) consents to and ratifies the Subsidiary Formation and agrees that the Subsidiary Formation shall not, in and of itself, constitute an “Event of Default” under Section 7.10 of the Loan Agreement (relative to mergers and acquisitions), and (b) consents to and ratifies the License and agrees that the License shall be considered a Permitted Transfer and shall not, in and of itself, constitute an “Event of Default” under Section 7.9 of the Loan Agreement (relative to transfers).

3.                                      BORROWERS’ REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants that:

(a)                                 immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b)                                 such Borrower has the corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

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(c)                                  the certificate of incorporation, bylaws and other organizational documents of such Borrower delivered to Lender on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d)                                 the execution and delivery by such Borrower of this Amendment and the performance by such Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such Borrower;

(e)                                  this Amendment has been duly executed and delivered by such Borrower and is the binding obligation of such Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

(f)                                   as of the date hereof, such Borrower has no defenses against the obligations to pay any amounts under the Secured Obligations.

Each Borrower understands and acknowledges that Lender· is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

4.                                      LIMITATION. The terms set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Lender may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

5.                                      EFFECTIVENESS. This Amendment shall become effective upon the satisfaction of all the following conditions precedent:

5.1                               Borrowers shall not license any of Borrowers’ property or assets in connection with the License other than assets set forth on Schedule 1 hereto.

5.2                               The Subsidiary Formation and the License do not otherwise result in an Event of Default after giving effect to such Subsidiary Formation and License.

5.3                               Borrowers shall have paid all of Lender’s reasonable, documented costs and out-of-pocket expenses in connection with this Amendment.

5.4                               Lender shall have received duly executed counterparts of this Amendment signed by the parties hereto.

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6.                                      COUNTERPARTS.  This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

7.                                      INCORPORATION BY REFERENCE. The provisions of Section 11 of the Loan Agreement shall be deemed incorporated herein by reference, mutatis mutandis.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

BORROWERS:

INSMED INCORPORATED

By:	/s/ Andrew T. Drechsler
Name:	Andrew T. Drechsler
Title:	CFO

INSMED PHARMACEUTICALS, INC.

By:	/s/ Andrew T. Drechsler
Name:	Andrew T. Drechsler
Title:	CFO

TRANSAVE, LLC

By:	/s/ Andrew T. Drechsler
Name:	Andrew T. Drechsler
Title:	CFO

CELTRIX PHARMACEUTICALS, INC.

By:	/s/ Andrew T. Drechsler
Name:	Andrew T. Drechsler
Title:	CFO

[Signature page to Consent and Amendment No. 4 to Loan and Security Agreement]

LENDER:

HERCULES CAPITAL FUNDING TRUST 2012-1

By: Hercules Technology Growth Capital, Inc., its servicer

By:	/s/ Bob Bang
Name:	Bob Bang
Title:	Associate General Counsel

HERCULES CAPITAL FUNDING TRUST 2014-1

By: Hercules Technology Growth Capital, Inc., its servicer

By:	/s/ Bob Bang
Name:	Bob Bang
Title:	Associate General Counsel

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By: Hercules Technology Growth Capital, Inc., its servicer

By:	/s/ Bob Bang
Name:	Bob Bang
Title:	Associate General Counsel

[Signature page to Consent and Amendment No. 4 to Loan and Security Agreement]

Schedule 1

Schedule 1

Detail of Products Related to the Intangible Property Rights

Insmed Incorporated (“Insmed”) has granted a license with respect to the Intangible Property Rights, as defined in the Platform Contribution Transaction (“PCT”) Intangible Property License Agreement, effective as of April l, 2015, by and between Insmed Ireland limited and Insmed (the “Agreement”),related to the patents and products associated with:

1.                                      ARIKAYCE

2.                                      INS-1009

3.                                      Any other products or development currently owned by Insmed prior to the execution of the Agreement.

Schedule 2

COST SHARING AGREEMENT

INSMED INCORPORATED - INSMED IRELAND LIMITED

This COST SHARING AGREEMENT (the “Agreement”) is effective as of April 1, 2015 (the “Effective Date”). by and between Insmed Ireland Limited (“Insmed Ireland”), a limited liability company organized under the laws of Ireland, with registered office at 25-28 North Wall Quay, Dublin 1, Ireland, registered with the Registrar of Companies under number 550604 and Insmed Incorporated (“Insmed U.S.”), a corporation organized under the laws of Virginia with principal place of business at 10 Finderne Avenue, Building 10, Bridgewater, New Jersey (collectively, the “Parties” and individually, “Party”).

RECITALS

WHEREAS, the Parties are engaged in the business of researching, developing, marketing and distributing pharmaceuticals products (collectively “Insmed Group Property”);

WHEREAS, the Parties have concurrently entered into a Platform Contribution Transaction (“PCT”) Intangible Property License Agreement, dated as of the date herewith, pursuant to which Insmed Ireland acquired an exclusive license to license Developed Intangible Property Rights within the Insmed Ireland Field of Use in exchange for consideration, pursuant to U.S. Treas. Reg. Sec. 1.482-7(h)(2)(i)(B);

WHEREAS, the Parties desire to pool their resources for the purpose of further developing and otherwise enhancing the value of the Insmed Group Property, and of utilizing the Developed Intangible Property Rights in their respective Field of Use; and

WHEREAS, the Parties intend that the arrangement contemplated by this Agreement is a cost sharing arrangement within the meaning of U.S. Treas. Reg. Sec. 1.482-7(b).

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
EFFECTIVENESS OF RECITALS/DEFINITIONS

The Recitals set forth above are an integral part of this Agreement and shall have the same contractual and legal significance as any other language in this Agreement. For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:

Section 1.1                                    “Affiliate” or “Affiliates” of a Party means any entity controlled by, controlling or under common control with such Party, where control” in any of the foregoing forms means ownership, either direct or indirect, of more than fitly percent (50%) of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.2                                    “Aggregate Allocable Intangible Development Costs” for any Fiscal Year, or part thereof, means the sum of the Intangible Development Costs of both Parties for such Fiscal Year, or part thereof, less Specific In tangible Development Costs, as calculated under Article 2.

Section 1.3                                    “Annual CSA Report” means the document prepared by the Parties as provided in Article 3.

Section 1.4                                    “Cost Share” and “Cost Share Percentage” for any Fiscal Year shall be the amounts respectively specified for those terms in Section 3.5.

Section 1.5                                    “Developed Intangible Property Rights” means any and all rights relating to the Developed Technology and the Developed Marketing Intangibles and arising from or developed as a result of the Intangible Development Activity on or after the Effective Date (by whatever name or term known or designated), including, without limitation:

(a)                                 all inventions, know-how, technical data, trade secrets, functional or detailed design specifications, designs and enhancements, whether patentable or un-patentable, patented or un-patented;

(b)                                 all trademarks, copyrights, service marks and trade name rights, internet domain names, social media designations, and other designations and similar rights;

(c)                                  all franchises, licenses, or contracts;

(d)                                 all rights associated with works of authorship throughout the world, including but not limited to copyrights, moral rights and software;

(e)                                  all Patents (including provisionals, continuations, continuations-in-part, and divisionals thereof), reissues and re-examinations thereof, database rights, design rights and other industrial property rights that have the benefit of a filing date on or after the Effective Date;

(f)                                   all patent applications (including continuations, continuations-in-part and divisionals thereof) now or hereafter in force, that have the benefit of a filing date on or after the Effective Date;

(g)                                  all rights, including copyrights, source code, Confidential Information and trade secrets underlying the technology and any prints, packaging, labels, advertising or promotional material and any other materials of any kind using or used in conjunction with trademarks and know how underlying the developed marketing intangibles, whether created by the Parties their Affiliates or any Third Party engaged by the Patties or their Affiliates to create any thereof; and

(h)                                 any additional applicable intangible property as defined under U.S. Treas. Reg. Sec. 1.482-4(b) (whether or not in documentary form and whether or not patentable, copyrightable, or otherwise protectable under applicable laws).

Section 1.6                                    “Developed Marketing Intangibles” means and includes any and all trademarks, trade names, service marks, copyrights, domain names, applications and registrations of any of the foregoing, packaging, marketing strategies, customer lists or relationships, and other marketing information used in the marketing and promotion of the Insmed Group Property, arising from or developed as a result of the Intangible Development Activity on or after the Effective Date.

Section 1.7                                    “Developed Technology” means and includes any and all technologies, products, inventions, updates, adaptations, know-how, technical data, source code, trade secrets, functional or detailed specifications, labels, designs and enhancements of any of the foregoing, whether patentable or un-patentable, registered or unregistered, underlying the Insmed Group Property, arising from or developed as a result of the Intangible Development Activity on or after the Effective Date.

Section 1.8                                    “Field of Use” of a Party means the Insmed Ireland Field of Use or the Insmed U.S. Field of Use. as the case may be.

Section 1.9                                    “Fiscal Year” means the period from January 1  to December 3 I of each year. “Fiscal Quarter End” means the quarters ending March 31, June 30, September 30, and December 3 I and “Fiscal Year End” means the year ending December 31.

Section 1.10                             “Gross Profit” means revenue recognized from the sale or license of the Products minus costs of goods sold associated with those Products determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

Section 1.11                             “Insmed Ireland Field of Use” means all jurisdictions throughout the world, except for the United States of America or as mutually agreed upon from time to time in writing by the Parties.

Section 1.12                             “Insmed Group Property” means the comprehensive suite of Insmed products comprised of the pharmaceutical products and development and other intangible property used to develop or distribute Insmed Group Property.

Section 1.13                             “Insmed U.S. Field of Use” means the United States of America, or as mutually agreed upon from time to time in writing by the Parties.

Section 1.14                             “Intangible Development Activity” means the activities or either Party under this Agreement with respect to Insmed Group Property that give rise to Intangible Development Costs.

Section 1.15                             “Intangible Development Costs” of a Party shall be the amounts specified for that term in Article 2.

Section 1.16                             “Products” means any and all items sold incorporating the intangibles acquired or maintained under the PCT Intangible Property License Agreement and /or Developed Intangible Property Rights, and any other products specified by the Parties.

Section 1.17                             “Representative(s)” means and includes all employees, managers, officers, directors, partners, consultants, independent contractors, licensees, successors. assigns and agents, of a Party.

Section 1.18                             “Specific Development” means any Developed Technology or Developed Intangible Property Rights which, as between Insmed U.S. and Insmed Ireland, can be utilized solely by, or is of benefit solely to, either Insmed U.S. or Insmed Ireland, as the case may be.

Section 1.19                             “Specific Intangible Development Costs” means Intangible Development Costs incurred during a Fiscal Year, or part thereof, by either Insmed U.S. or Insmed Ireland with respect to any particular Specific Development.

Section 1.20                             “Sub-licensee” means any Affiliate of a Party or any Third Party to whom a Party sublicenses or transfers any portion of its rights under this Agreement to use the Developed Intangible Property Rights within such Party’s Field of Use, and who agrees in writing to be bound by and to comply with all of the terms, conditions and obligations pertaining to “Sub-licensees” under this Agreement.

Section 1.21                             “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency or any other entity regardless of the type or nature, which is not a Party or an Affiliate.

ARTICLE 2
INTANGIBLE DEVELOPMENT COSTS

Section 2.1                                    Specific Intangible Development Costs.  All Specific Intangible Development Costs shall be allocated in their entirety to the Party to whom the particular Specific Development pertains.

Section 2.2                                    Intangible Development Costs.  Intangible Development Costs of a Party shall include the following:

(a)                                 All costs incurred by such Party from activities directly or indirectly relating to the creation or improvement of Developed Intangible Property Rights on or after the Effective Date; and

(b)                                 Stock-based compensation granted to employees whose salaries are included in the cost of the Developed Intangible Property Rights, on or after the Effective Date.

Section 2.3                                    Determination of Costs.  The following principles shall apply in the determination of Intangible Development Costs:

(a)                                 Intangible  Development Costs  shall be determined in accordance with expenses recognized under U.S. GAAP as applied by Insmed U.S. for financial reporting purposes; provided, however, that: (i) such costs shall not include acquisition costs for land or depreciable property, interest expense or foreign or domestic income taxes incurred; and (ii) such costs shall include a reasonable rental charge for the use of any land or depreciable tangible personal property used in connection with the Intangible Development Activity.  For administrative convenience, the Parties agree that, absent any evidence to the contrary, a reasonable rental charge shall be equal to depreciation or amortization expense recognized for any such item of property used in connection with the Intangible Development Activity. Intangible Development Costs shall include direct costs of the relevant activities and an allocable share of administrative or overhead costs. Where any indirect costs or direct costs benefit both Aggregate Allocable Intangible Development Costs and Specific Intangible Development Costs, an allocation shall be made using methods that are mutually agreed to be consistent, reasonable and in keeping with sound accounting practices.

(b)                                 The stock-based compensation port ion of Intangible Development Costs shall be calculated in a manner consistent with U.S. Treas. Reg. Sec. 1.482-7(d)(3)(iii)(B).

(c)                                  For the avoidance of doubt; the Parties shall use a consistent method of accounting to determine the Intangible Development Costs under this Section 2.3 and the Cost Share Percentages under Section 3.5 and must translate currencies on a consistent basis.

Section 2.4                                    Intangible Development Costs Budget. Before or during each Fiscal Year, the Parties shall agree on a budget of Intangible Development Costs expected to be incurred pursuant to the Intangible Development Activity during that Fiscal Year.

ARTICLE 3
INTANGIBLE DEVELOPMENT COST ALLOCATION

Section 3.1                                    Annual CSA Report. As soon as practical after the closing of the annual financial statements of each Party for each Fiscal Year End, the Parties shall each prepare necessary financial statements and forecasts, and shall jointly reconcile and consolidate such statements and forecasts into a report (the “Annual CSA Report”} containing the information required by this Article 3.

Section 3.2                                    Determination of Aggregate Allocable Intangible Development Costs. The Annual CSA Report shall indicate the types and amounts of Intangible Development Costs incurred by each Party from the first day of such Fiscal Year through such Fiscal Year End, comprising the Aggregate Allocable Intangible Development Costs. Such Aggregate Allocable Intangible Development Costs shall be determined annually and paid in accordance with Section 3.4, Section 4.1, Section 4.3, Section 4.4 and Section 4.6 as well as reconciled annually in accordance with Section 3.6, Section 3.7 and Section 4.2.

Section 3.3                                    Measure of Reasonably Anticipated Benefits. The Parties agree to share the Aggregate Allocable Intangible Development Costs under the terms specified in this Agreement. Aggregate Allocable Intangible Development Costs of the Intangible Development Activity shall be borne by each Party based upon the reasonably anticipated benefits (‘“RAB”) to be derived by each Party as a result of utilization of the Developed Intangible Property Rights. The Parties have determined that the most reliable basis for measuring RAB to be derived by them from Developed Intangible Property Rights is Gross Profit projected to be derived by them within their Field of Use for the then current Fiscal Year and all Fiscal Years over the remaining life of IP; however, if in subsequent years a different basis is determined to be more reliable, this basis ma y be used instead if mutually agreed to by the Parties in writing. The Parties believe that each Party’s respective ratio of Gross Profit for all Insmed Group Property is related to income generated or costs saved by the Parties. The Parties agree to periodically adjust how Aggregate Allocable Intangible Development Costs are shared to appropriately reflect any changes in economic conditions, their business operations and practices and the ongoing research and development efforts under this Agreement.

Section 3.4                                    Cost Share and Cost Share Percentage. A Party’s “Cost Share Percentage” shall be the percentage equivalent of that Party’s RAB to be derived from utilizing the Developed Intangibles over the sum of each Party’s Reasonably Anticipated Benefits to be derived from utilizing the Developed Intangibles, as determined under Section 3.4 (Measure of Anticipated Benefits) of this Agreement. A Party’s “Cost Share” tor a particular Fiscal Year shall be the Aggregate Allocable Intangible Development Costs for that Fiscal Year multiplied by that Party’s Cost Share Percentage. The supporting documentation shall include a determination of each Party’s Cost Share Percentage and Cost Share. The Annual CSA Report shall include a determination of each Party’s Cost Share Percentage and Cost Share. For the avoidance of doubt, the Parties shall use a consistent method of accounting to determine the Intangible Development Costs under Section 2.3 and the Cost Share Percentages under this Section 3.4 and must translate currencies on a consistent basis.

Section 3.5                                    Calculations, Amendments and Compensating Adjustments. The Parties anticipate applying, amending and updating the calculations specified i n Section 3.2 and Section 3.4 as follows:

(a)                                 As soon as practical after each Fiscal Year End, the Parties shall calculate the projected Gross Profit to be applied to the current Fiscal Year and the Aggregate Allocable Intangible Development Costs for the current Fiscal Year;

(b)                                 As soon as practical after each Fiscal Quarter End, the Parties shall calculate the net Quarterly Payment Amount specified in Section 4.1 by (1) calculating each Party’s Cost Share for such Fiscal Quarter End under Section 3.4, (2) adding each Party’s Specific Intangible Development Costs for such Fiscal Quarter End under Section 2.1, and (3) subtracting the amount of Intangible Development Costs incurred by each Party during the Fiscal Quarter End.

(c)                                  The Parties shall continue to perform the calculation steps outlined in Section 3.6(a) through this Section 3.6(c) for successive Fiscal Years.

Section 3.6                                    Reconciliation of Prior Year Cost Shares. The Annual CSA Report shall include a reconciliation of all prior year Cost Share computations that relied on forecasts of current Fiscal Year financial results. The prior year Cost Share Percentages shall be recomputed replacing the prior forecasts with the most recent actual data and forecasts available and for any revisions to the RAB.  Potential adjustments shall be determined for all prior years, in accordance with the cumulative application of actual financial results specified in Section 3.5(b), for which either Party’s Cost Share Percentage differs by more than twenty percent (20%) from the Cost Share Percentage recomputed under this Section 3.6, unless such difference is due to an extraordinary event beyond the control of the Parties that could not reasonably have been anticipated. Adjustments for prior years may also be determined upon mutual agreement by the Parties.

ARTICLE 4
PAYMENTS

Section 4.1                                    Quarterly Payment Amount.  The Parties shall pay the net amount to reconcile their quarterly Intangible Development Costs incurred with their quarterly relative Cost Share Percentage as applied to the Aggregate Allocable Intangible Development Costs. Such amounts are specified in Section 3.2 (Determination of Aggregate Allocable Intangible Development Costs) and Section 3.5 (Cost Share and Cost Share Percentage), respectively.

Section 4.2                                    Year-End Settlement Amount. The Parties shall pay the net amount to reconcile their annual Intangible Development Costs incurred with their annual relative Cost Share Percentage as applied to the Aggregate Allocable Intangible Development Costs. Such amounts are specified in Section 3.2 (Determination of Aggregate Allocable Intangible Development Costs) and Section 3.5 (Cost Share and Cost Share Percentage), respectively (the “Year-End Settlement Amount”). The Year-End Settlement Amount shall take into account amounts determined under Section 3.6 (Calculations, Amendments and Compensating Adjustments).

Section 4.3                                    Timing of Payments. Within sixty (60) days following the Fiscal Quarter End, commencing with the first quarter following the Effective Date of this Agreement, the Parties shall pay the amount due under Section 4.1 (Quarterly Payment Amount). Similarly, within sixty (60) days following the Fiscal Year end, commencing with the first Fiscal Year End following the Effective Date of this Agreement, the Parties shall pay the amount due under Section 4.2 (Year-End Settlement Amount). When applicable, interest based upon U.S. Treasury Regulations§ 1.482-2(a) shall be applied.

Section 4.4                                    Manner of Payment. All payments under this Article 4 shall be made in accordance with the policies and procedures of the Parties. Payment may be made by either Party under any reasonable method agreed upon by the Parties, including without limitation, in the form of a bank draft, wire transfer, note or, to the extent allowable under applicable law, a netting of amounts due from one Party to the other Party under this Agreement against existing accounts receivable by the first mentioned Party from the other Party. In the event payment is made by way of netting, such payment shall be effective as of the date of the netting on the books of the Parties.

Section 4.5                                    Records and Audits.

(a)                                 Each Party shall each keep and maintain complete and accurate records of the transactions underlying the payments to be made hereunder for at least seven (7) years and, promptly upon request, shall allow the other Party or its designee to inspect, audit and make extracts or copies of such records for the purpose of ascertaining the correctness of such payments. If an y examination or audit discloses any overpayment or underpayment, the appropriate Party shall pay the deficiency plus interest thereon at the U.S. Applicable Federal Rate under U.S. Treas. Reg. Sec. 1.482-2(a), compounded annually from the date the deficiency was due to the other Party, within a reasonable time after the conclusion of such examination or audit.

(b)                                 Each Party shall comply with the documentation, accounting and reporting requirements, as prescribed under U.S. Treas. Reg. Sec. 1.482-7(k)(2)-(4), including but not limited to the following:

(i)                                     each Party agrees to file a Settlement of Controlled Participant to Section 1.482-7 Cost Sharing Arrangement (“Statement”) with the Internal Revenue Service no later than ninety (90) days after the first occurrence of an Intangible Development Cost; and

(ii)                                  each Party also agrees, during the term of this Agreement, to annually attach a copy of such Statement, or an updated version of such Statement, if required, to its U.S. income tax return, or if no such income tax return is required, to Schedule M of any Form 5471, Form 5472 or Form 8865 filed with respect to such Party.

Section 4.6                                    Currency. All payments contemplated hereby or made by either Party in connection herewith shall be made in U.S. Dollars or in a currency as mutually agreed to by the Parties. Any reported amount in currencies other than the U.S. Dollars shall be translated into U.S. Dollars at the prevailing bookkeeping rate used by the Parties during the period in which the amount is recognized under U.S. GAAP as applied for financial reporting purposes.

Section 4.7                                    Assumption of Development Risk. Each Party shall bear its Cost Share in accordance with the terms of this Agreement without regard to the success or failure of the Intangible Development Activity or the commercial viability of the Developed Intangible Property Rights.

Section 4.8                                    Platform Contribution Transactions. For all platform contributions under U.S. Treas. Reg. Sec. 1.482-7(c) occurring with respect to the Intangible Development Activity after the Effective Date, the Patties commit to engage in further platform contribution transactions (“PCTs”) as follows:

(a)                                 The Party that develops, maintains or acquires such resource, capability or right shall make such resource, capability or right available to the Intangible Development Activity as of the date it is developed, maintained or acquired;

(b)                                 The other Party shall make arm’s length payments to the first mentioned Party pursuant to U.S. Treas. Reg. Sec. 1.482-7(b)(l)(ii); and

(c)                                  Unless otherwise specified by the Parties, the form of payment for all PCTs will be contingent payments pursuant to U.S. Treas. Reg. Sec. 1.482-7(h)(2)(i)(B).

To the extent a platform contribution arises from an asset acquisition, each Party shall be treated as if it acquired its share of the related resource, capability or right directly from the seller.

ARTICLE 5
OWNERSHIP OF AND LICENSES UNDER DEVELOPED
INTANGIBLE PROPERTY RIGHTS

Section 5.1                                    Bare Legal Title. For administrative convenience only, bare legal title to the Developed Intangible Property Rights shall remain with the Party registered, to utilize fully anywhere in the world, subject to the rights of the Parties under this Agreement, including without limitation, under Section 5.2. For the avoidance of doubt, unless otherwise specified in this Agreement, the Parties hold the following rights: (i) the right to control the quality standard relative to the Developed Intangible Property Rights; (ii) the right to apply for and obtain registrations for the Developed Intangible Property Rights; (iii) the right to enforce the Developed Intangible Property Rights against Third Parties; (iv) the right to defend Third Party objections to or claims against the Developed Intangible Property Rights; and (v) the right to maintain and abandon the applications, registrations and other statutory rights in and to the Developed Intangible Property Rights. For purposes of interpretation of this Section 5.1 under the Lanham (Trademark) Act, all use of trademarks will inure to the benefit of the Parties. All legal rights associated with the Developed Intangible Property Rights related thereto will automatically vest in the Parties at the time that such Developed Intangible Property Rights are first created.

Section 5.2                                    Beneficial Ownership; All Substantial Rights.  Insmed U.S. shall have beneficial ownership of the Developed Intangible Property Rights in the Insmed U.S. Field of Use and Insmed Ireland shall have beneficial ownership of the Developed Intangible Property Rights in the Insmed Ireland Field of Use.

Section 5.3                                    Reciprocal Rights.  So that Insmed Ireland may utilize the Developed Intangible Property Rights in its business and fully enjoy its beneficial ownership thereof, and unless otherwise mutually agreed to by the Parties in writing, Insmed U.S. grants to Insmed Ireland an exclusive, perpetual, royalty-free right and license in, to and under the Developed Intangible Property Rights to make, have made, develop, have developed, use, sell, offer to sell, import, perform, display, reproduce and distribute (through one or more tiers of distribution) the Insmed Group Property in the Insmed Ireland Field of Use, to make improvements, modifications and/or enhancements to the Insmed Group Property and the Developed Intangible Property Rights in the Insmed Ireland Field of Use and to sublicense the Developed Intangible Property Rights in the Insmed Ireland Field of Use (including the right to sublicense through one or more tiers of sub-licensees).

So that Insmed U.S. may utilize the Developed Intangible Property Rights in its business and fully enjoy its beneficial ownership thereof, and unless otherwise mutually agreed to by the Parties in writing, Insmed Ireland grants to Insmed U.S. an exclusive, perpetual, royalty-free right and license in, to and under the Developed Intangible Property Rights to make, have made, develop, have developed, use, sell,, offer to sell, import, perform, display, reproduce and distribute (through one or more tiers of distribution) the Insmed Group Property in the Insmed U.S. Field of Use, to make improvements, modifications and /or enhancements to the Insmed Group Property and the Developed Intangible Property Rights in the Insmed U.S. Field of Use and to sublicense the Developed Intangible Property Rights in the Insmed U.S. Field of Use (including the right to sublicense through one or more tiers of sub-licensees).

Section 5.4                                    Disclosure for Purposes of the Intangible Development Activity. During the term of this Agreement, the Parties shall make available to each other all Developed Intangible Property Rights for the purpose of enabling each other to undertake and continue their respective participation in the Intangible Development Activity. Developed Intangible Property Rights may be furnished in documentary or consultative form at such time and in such manner as may be mutually convenient to the Parties.

Section 5.5                                    No Waiver or Release. Making available Developed Intangible Property Rights under Section 5.4 shall not constitute any release or waiver by a Party of its rights in the Developed Intangible Property Rights. To the extent required or appropriate, solely for the purpose of establishing bare legal title to the Developed Intangible Property Rights in accordance with Section 5.1, and subject to the licenses granted in Section 5.2 and elsewhere in this Agreement:

(a)                                 The Parties and Sub-licensees hereby assign all their rights, title and interest in and to the Developed Intangible Property Rights, including without limitation: (i) all rights under the United States Copyright Act or any other country’s copyright law, including without limitation, any rights provided in 1 7 U.S.C. §§ 106 and 106A, and (ii) any rights of attribution and integrity or any other “moral rights of authors” existing under statutory, common or any other law, and will execute and provide to the Parties documents and instruments of conveyance with respect to such Developed Intangible Property Rights as may be appropriate to perfect title thereto. The absence of such written documentation shall not limit the rights of the Parties in the Developed Intangible Property Rights hereunder.

(b)                                 To the extent any of the rights, title and interest in and to the foregoing Developed Intangible Property Rights cannot be assigned by the Parties and/or Sub-licensees, each Party and/or Sub-licensees hereby grant to the other Party a non-exclusive, royalty-free, transferable, perpetual, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sub licensees) under such non-assignable Developed Intangible Property Rights.

(c)                                  To the extent any of such Developed Intangible Property Rights can be neither assigned nor licensed by the Parties and/or Sub-licensees, the Parties and/or Sub-licensees hereby waive and agree never to assert their rights in any such non-assignable and non-licensable Developed Intangible Property Rights against either Party, their Affiliates, licensees or successors or its and their respective customers.

The Parties shall have an agreement in place with all of its Sub-licensees to enable each Party to satisfy and fulfill its obligations under this Section 5.5.

Section 5.6                                    Power of Attorney. Solely for the purpose of satisfying its obligations under Section 5.5, each Party hereby authorizes the other Party to make, constitute and appoint any representative, in its sole discretion, as true and lawful attorney-in-fact, with power to endorse that Party on all applications, documents, papers and instruments necessary or desirable to implement some, all or any of the rights that the Parties have assigned or agreed to assign under Section 5.5. The Parties hereby ratify all that such attorney shall do or cause to be done by virtue hereof.

Section 5.7                                    Mutual Cooperation and Notice. Each Party will cooperate fully with the other Party in the defense of any lawsuit, action, legal proceeding, claim or demand relating to the Developed Intangible Property Rights.

Section 5.8                                    Utilization of Developed Intangible Property Rights.

(a)                                 To the extent practicable, the Parties shall jointly enter into all contracts or agreements for the worldwide utilization of the Developed Intangible Property Rights. Such contracts or agreements shall provide that each Party derives the benefits of utilization of the Developed Intangible Property Rights within such Party’s Field of Use only. To the extent payments under such a contract or agreement are to be received by only one of the Parties, such Party shall act as collection agent for the other Party and shall rem it to such other Party the portion of such payment allocable to utilization of the Developed Intangible Property Rights within such other Party’s Field of Use.

(b)                                 To the extent it is not practicable for the Parties to jointly enter into a contract or agreement for the worldwide utilization of the Developed Intangible Property Rights, any such contract or agreement entered into by only one of the Parties shall provide for the utilization of the Developed Intangible Property Rights in such Party’s Field of Use only.

ARTICLE 6
SCOPE, FUNCTIONS AND RISKS

Section 6.1                                    Scope of the Intangible Development Activity. The scope of the Intangible Development Activity shall be any and all activities involving the development of Developed Intangible Property Rights.

Section 6.2                                    Functions of the Parties. The Parties anticipate that each Party will perform or subcontract the performance of Intangible Development Activities in its respective Field of Use i n order to develop the Developed Technology, Developed Marketing Intangibles and underlying Developed Intangible Property Rights. The Parties also anticipate that each Party will market, sell and distribute (or license the right to market, sell and distribute) the Insmed Group Property in its respective Field of Use and will perform such general and administrative activities as are necessary to utilize the Developed Intangible Property Rights in its respective Field of Use.

Section 6.3                                    Risks of the Parties. Subject to any terms in this Agreement and any other agreement between the Parties to the contrary, the Parties acknowledge that each Party incurs the risk of funding Intangible Development Costs without guarantee of success under Section 4.7, the risk of developing and maintaining its Insmed Group Property, the risk that its customers or licensees may not pay any accounts receivable due and such other genera l business risks as relate to the functions listed in Section 6.2.

ARTICLE 7
CONFIDENTIAL INFORMATION

Section 7.1                                    Definition of Confidential Information. The Patties acknowledge that, from time to time, one Party (the “Discloser”) may disclose to the other Party (the “Recipient”)

information: (a) which is marked with “confidential” or a similar legend; (b) which is described orally and designated as confidential; (c) which would, under the circumstances, be understood by a reasonable person to be confidential; or (d) which is defined as confidential elsewhere in this Agreement (“Confidential Information”). Notwithstanding the foregoing, any unmarked or oral information between employees or Representatives of the Parties discussing Confidential Information will be Confidential Information by default whether or not declared confidential and whether or not it is subsequently described in writing. Upon subsequent disclosure of previously disclosed Confidential Information to the Recipient by the Discloser, the information will remain Confidential Information even if not identified as Confidential Information at the subsequent disclosure.

Section 7.2                                    Confidentiality Obligations. The Recipient shall retain such Confidential Information in confidence, and shall not disclose it to any Third Party or use it for other than the purposes of this Agreement without the Discloser’s prior written consent, unless disclosure is made to the Recipient’s professional consultants who are bound to confidentiality under their professional law (e.g. lawyers, tax advisers and auditors) excluding Securities Exchange Commission (“SEC”) filings and investor presentations. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Recipient will immediately give written notice to the Discloser of any unauthorized use or disclosure of the Discloser’s Confidential Information, and the Recipient will assist the Disc loser in remedying such unauthorized use or disclosure.

Section 7.3                                    Compelled Disclosure. In the event that the Recipient or (to the knowledge of the Recipient) any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of the Discloser’s Confidential Information, the Recipient shall provide the Discloser with prompt written notice of any such request or requirement sufficiently timely to allow the Discloser adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Section 7.4                                    Exceptions. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:

(a)                                 was generally available to the public at the time’ of its disclosure to the Recipient hereunder;

(b)                                 became generally available to the public after its disclosure other than through an act or omission of the Recipient (or one of its employees, agents or Representatives) in breach of this Agreement; or

(c)                                  was subsequently lawfully and independently disclosed to the Recipient by a person other than the Discloser without an obligation of confidentiality.

In the event that the Recipient intends to disclose to a Third Party any of the Discloser’s Confidential Information under the exceptions (a), (b) or (c) above, the Recipient must first obtain the Discloser’s written permission to do so, which approval will be at the Discloser’s sole discretion.

Section 7.5                                    Third Party Contracts. Prior to the Recipient’s disclosure of any of the Discloser’s Confidential Information to any Third Party, the Recipient must require the Third Party to enter into a nondisclosure agreement (“NDA”) provided by the Discloser; the NDA will take precedence over the Third Party agreement.

Section 7.6                                    Third Party Confidential Information. To the extent that any information is: (a) received by a Party from a Third Party and (b) such Party is under an obligation to such Third Party to maintain the confidentiality of such information, such information shall be deemed to be Third Party Confidential Information and the other Party, to the extent that such Third Party Confidential Information is disclosed to it hereunder, shall maintain the confidentiality of such Third Party Confidential Information in accordance with such obligation of confidentiality as if it had entered into such obligation with such Third Party.

Section 7.7                                    Ownership of Confidential Information. The Recipient agrees that all Confidential Information received, including, without limitation, files, lists, records, documents, drawings, models, source code, apparatus, sketches and specifications, which incorporate or refer to or embody all or a portion of the Confidential Information, is and will remain the property of the Discloser and that such Confidential Information shall not be copied or reproduced without the express permission of the Disc loser, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement. Upon written request of the Discloser, the Recipient shall immediately discontinue all use of all Confidential Information of the Discloser, other than such items of Confidential Information developed pursuant to this Agreement as may specifically relate to improvements/refinements to the Developed Intangible Property Rights, and shall, at the Discloser’s option, either destroy or return to the Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted) and to delete all on-line electronic copies thereof; provided, however, that the Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement for the full period provided for in Section 7.9.

Section 7.8                                    Equitable Remedies. Since unauthorized use or disclosure of a Discloser’s Confidential Information will diminish the value to the Discloser of its proprietary interests in the Confidential Information, if the Recipient breaches any of its obligations under this Artic le 7, the Discloser shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

Section 7.9                                    Confidentiality Obligations Survival.  With respect to each item of Confidential Information transferred under this Agreement, the provisions of this Article 7 shall remain in effect until such time as the Recipient can demonstrate, using only legally admissible evidence, that such item of Confidential Information is publicly known or was made generally available through no action or inaction of the Recipient.

ARTICLE 8
LIMITATION OF LIABILITY; NO WARRANTY

Section 8.1                                    LIMITATION ON LIABILITY. IN NO EVENT WILL EITHER PARTY’S LIABILITY IN CONNECTION WITH THIS AGREEMENT EXCEED $25,000.  THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY. MISREPRESENTATION AND OTHER TORTS.

Section 8.2                                    LIMITATION ON DAMAGES. IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHER WISE, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, LOSS OF DATA OR LOSS OF USE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF-THE POSSIBILITY OF SUCH DAMAGES.

Section 8.3                                    DISCLAIMER OF WARRANTIES. ALL INSMED U.S. AND INSMED IRELAND INTANGIBLE PROPERTY RIGHTS ARE PROVIDED “AS IS” AND WITHOUT ANY WARRANTY, EXPRESS, IMPLIED OR OTHERWISE, REGARDING THEIR ACCURACY OR PERFORMANCE, AND INSMED U.S. EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

Section 8.4                                    Representation and Warranty. Each Party represents and warrants to the other Party that all Developed Intangible Property Rights will not, to the best of each respective Party’s knowledge, infringe any patents, copyrights, trade secret rights, trademark or trade dress rights or any other proprietary rights (including but not limited to moral rights or rights of privacy or publicity) of any Third Party, worldwide. If either Party incorporates an y technology or other Intangible property right owned by a Third Party into any Developed Technology or Developed Marketing Intangible, such Party will  identify all such Third Party rights and will obtain an assignment, license or written waiver and agreement from such Third Party as necessary for such Party to comply with its obligations under this Section 8.4.

ARTICLE 9
TERM AND TERMINATION

Section 9.1                                    Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect until terminated by a written agreement between the Parties, unless terminated in accordance with Section 9.2, Section 9.3 or Section 9.4.

Section 9.2                                    Termination for Convenience. This Agreement may be terminated by either Party, for any reason, by giving the other Party written notice of the termination sixty (60) days in advance.

Section 9.3                                    Termination for Cause. This Agreement may be terminated by either Party (“Non-Breaching Party”), if the other Party (“Breaching Party”) is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach. In the event that Breaching Party fails to cure such breach or default with in thirty (30) days after the date of Non-Breaching Party’s notice hereunder, Non-Breaching Party may terminate this Agreement immediately upon providing written notice of termination to Breaching Party. Termination of this Agreement in accordance with this Section 9.3 shall not affect or impair Non Breaching Party’s right to pursue any legal remedy, including the right to recover damages, for all harm suffered or incurred as a result of Breaching Party’s breach or default.

Section 9.4                                    Change in Control or Substantial Encumbrance. In the event that the Parties cease to be Affiliates, either Party undergoes an involuntary change in control or a substantial portion of either Party’s assets or the conduct of either Party’s business is substantially encumbered by extraordinary governmental action or by operation of Jaw, either Party may, at its opt ion and in its sole discretion, terminate this Agreement, effective immediately upon giving written notice of termination to the other Party. For purposes of this Section 9.4, notice shall be effective when sent.

Section 9.5                                    Effect of Termination. Upon any termination of this Agreement:

(a)                                 the Parties shall retain the rights in the Developed Intangible Property Rights as set forth in this Agreement, including Section 5.1 and Section 5.2; and

(b)                                 if such termination is pursuant to Section 9.3, the Breaching Party shall promptly comply with the provisions of Section 7.7.

Section 9.6                                    Final Payment. Upon any termination, treating the date of termination as the final Fiscal Year End, the Parties shall prepare a final Annual CSA Report as provided in Article 3 and shall arrange to pay or otherwise settle the Annual Payment Amount within sixty (60) days of termination or as provided by Section 4.1, Section 4.3, Section 4.4 and Section 4.6.

Section 9.7                                    Survival. In the event of the termination of this Agreement for any reason whatsoever, Article 1, Article 3, Article 4, Article 5, Article 7, Article 8 and Article 10, and Section 9.5, Section 9.6 and this Section 9.7 of this Agreement shall survive for as long as necessary to effectuate their purposes and shall bind the Parties and their Affiliates. The termination of this Agreement shall not relieve either Party of any liability under this Agreement that accrued prior to such termination.

Section 9.8                                    Modification. Pursuant to U.S. Treas. Reg. Sec. 1.482-7(f), in the event of a “change in participation” as defined therein, this Agreement shall be modified and arm’s length consideration shall be due as provided therein.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1                             Assignment. Neither Party may assign this Agreement, its rights or its responsibilities hereunder without the other Party’s prior written authorization. Any assignment in derogation of the foregoing shall be void.

Section 10.2                             Notices. Any notice required or permitted to be given under this Agreement shall be given to the other Party either 1) in writing and delivered by overnight courier (signature of receipt required) and shall be deemed delivered upon written confirmation of delivery by the courier or 2) via e-m ail, and shall be deemed delivered provided no transmission error was received (if by email), if sent to the following respective addresses or such new addresses as may from time to time be supplied hereunder:

IF TO Insmed U.S.:	IF TO Insmed Ireland:
10 Finderne Avenue, Building 10, Bridgewater, New Jersey Attention: General Counsel E-mail: generalcounsel@insmed.com	25-28 North Wall Quay Dublin 1, Ireland Attention: Nickola Murphy /Geraldine Lillis E-mail: Nickola.Murphy@canyoncts.com / Geraldine.Lillis@canyoncts.com

Section 10.3                             Force Majeure. Neither Party shall be liable to the other Party for failure or delay in the performance of any obligations under this Agreement, other than the obligation to pay monies (“Excused Obligation”), for the time and to the extent such failure or delay is due to any cause or condition beyond the reasonable control of the Party obliged to perform, including, but not limited to, strikes or other labor difficulties. acts of God, earthquakes, acts of government (in particular with respect to the refusal to issue necessary import or export licenses), war, terrorism, riots, embargoes or inability to obtain supplies (collectively “Force Majeure”). If Force Majeure prevents or delays the performance by a Party hereto of any Excused Obligation under this Agreement, the Party claiming Force Majeure shall promptly notify the affected Party thereof in writing.

Section 10.4                             Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties, Affiliates, their respective successors, successors in title, and assigns, and each Party agrees, on behalf of it, its Affiliates, successors, successors in tit le, and assigns, to execute any instruments that may be necessary or appropriate to carry out and execute the purpose and intentions of this Agreement and hereby authorizes and directs its Affiliates, successors, successors in title, an d assigns to execute any and all such instruments. Each and every successor in interest to any Party or Affiliate, whether such successor acquires such interest by way of gift, devise, assignment, purchase, conveyance, pledge, hypothecation, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. The rights of the Parties, Affiliates, and their successors in interest, as among themselves and shall be governed by the terms of this Agreement, and the right of any Party, Affiliate or successor in interest to assign, sell or otherwise transfer or deal with its interests under this Agreement shall be subject to the limitations and restrictions of this Agreement.

Section 10.5                             Amendment. This Agreement may only be amended or supplemented by additional written agreements or instruments specifically referencing this Agreement and signed by the Parties.

Section 10.6                             Remedies Cumulative. A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled. Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result the other Party’s breach or default.

Section 10.7                             Further Assurances. Each Party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

Section 10.8                             No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

Section 10.9                             Entire Agreement.  This Agreement (including its Exhibits and any amendments) contains the entire agreement of the Parties with respect to the subject matter of this Agreement, except for agreements referenced in this Agreement, and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter hereof.

Section 10.10                      Headings; Construction.  The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement. Any use of “including” shall also be deemed to mean “including without limitation.”

Section 10.11                      Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

Section 10.12                      Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the Parties, and each Party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

Section 10.13                      Governing Law and Jurisdiction.  Any questions, claims, disputes or litigation concerning or arising from this Agreement shall be governed by the laws of the State of New Jersey, United States of America, without giving effect to the conflicts of laws principles of that state or doctrines of any other state of the United States, or any nation state. Each of the Parties agrees to submit to the exclusive jurisdiction of the courts in the State of New Jersey and the United States Federal courts, for any matter arising out of or relating to this Agreement Notwithstanding the foregoing, in actions seeking to enforce any order or any judgment of any such courts located in State of New Jersey, personal jurisdiction shall be non-exclusive. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

Section 10.14                      Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. on the next succeeding business day to exercise such privilege, or to discharge such duty.

Section 10.15                      Severability. I n the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

Section 10.16                      Costs and Expenses. Unless otherwise provided in this Agreement, each Party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

Section 10.17                      Taxes. Each Party hereto shall be responsible for any and all taxes levied on such Party as a result of the performance of each Party’s respective activities under this Agreement. To the extent any withholding taxes apply to any payment, such payment shall be made net of such withholding tax. The Parties shall cooperate to provide each other with any documentation necessary to claim a reduced rate of withholding tax under any relevant tax treaty.

Section 10.18                      Authority and Compliance Under Corporate Charter. Each Party hereby warrants, represents and covenants that it is a duly organized and existing company under the respective laws of its jurisdiction of incorporation and has the full rights, power and authority pursuant to its corporate charter, articles of incorporation and /or by-laws to enter into and perform all obligations under this Agreement. Each Party further warrants, represents and covenants that in exercising any and/or all rights and in performing any and/or all obligations under this Agreement, each Party and/or its Representatives will act in full accordance with its respective corporate charter, articles of incorporation and/or by-laws.

[SIGNATURE PAGE FOLLOWS]

By their Signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

Insmed Incorporated		Insmed Ireland Limited

By:	/s/ Andrew Drechsler	By:	/s/ Geraldine Lillis
Name:	Andrew Drechsler	Name:	Geraldine Lillis
Title:	Chief Financial Officer	Title:	Director
Date:	May 28, 2015	Date:	May 29, 2015

Schedule 3

PLATFORM CONTRIBUTION TRANSACTION (“PCT”)
INTANGIBLE PROPERTY LICENSE AGREEMENT

INSMED INCORPORATED - INSMED IRELAND LIMITED

This PLATFORM CONTRIBUTION TRANSACTION INTANGIBLE PROPERTY LICENSE AGREEMENT (“Agreement”), effective as of April 1, 2015 is by and between Insmed Ireland Limited (“Insmed Ireland”), a limited liability company organized under the laws of Ireland, with registered office at 25-28 North Wall Quay, Dublin l, Ireland, registered with the Registrar of Companies under number 550604 and Insmed Incorporated (“Insmed U.S.”), a corporation organized under the laws of Virginia with principal place of business at 10 Finderne Avenue, Building 10, Bridgewater. New Jersey (collectively, the “Parties” and individually, “Party”).

RECITALS

WHEREAS, Insmed U.S. is engaged, directly or through its subsidiaries, affiliates, sub contractors, contract developers or licensors, in the business of researching, developing, marketing and distributing pharmaceuticals products (collectively, the “Products” as further defined below ) and has developed certain intangibles related to said Products;

WHEREAS, Insmed U.S. is currently the owner or licensee of legal and beneficial rights to specific products and intangibles (as defined in Section 1.5);

WHEREAS, the Parties have entered into the certain Cost Sharing Agreement effective as of April l, 2015, a qualified cost sharing arrangement in accordance with U.S. Treasury Regulations § 1.482-7 (the “CSA”), to pool their resources for the purpose of developing and otherwise enhancing the value of future intangibles and to share the benefits therefrom;

WHEREAS, in conjunction with the CSA, Insmed Ireland desires to obtain from Insmed U.S. a license to certain pre-existing rights and platform contributions (collectively “Intangibles”, as further defined in Section 1.5) in its Field of Use (as defined in Section 1.3);

WHEREAS, the Parties des ire to use their respective Intangible Property Rights to develop technologies. products and to further enhance their intangible right s with respect to the Parties· respective Field of Use; and

WHEREAS, Insmed U.S. is willing to grant a non-exclusive right to exercise certain product technologies and intangible property rights under the aforementioned license within Insmed Ireland’s Field of Use, and Insmed Ireland is willing to accept such rights and obligations.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and intending to be legally bound, the Parties hereby agree as follows:

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ARTICLE 1
DEFINITIONS

Section 1.1                                    “Affiliate” or “Affiliates” of a Party means any entity controlled by, controlling or under common control with such Party, where “control” in any of the foregoing forms means ownership, either direct or indirect. of more than fifty percent (50%) of the equity interest entitled to vote for the election of directors or equivalent governing body.  An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.2                                    “Effective Date” means April 1, 2015.

Section 1.3                                    “Field of Use” means customers and business operations located outside of the United States of America for Insmed Ireland and customers and business operations located in the United States of America for Insmed U.S.

Section 1.4                                    “Fiscal Year” means the period from January 1 to December 31 of each year.

Section 1.5                                    “Intangibles” or “Intangible Property Rights” means any and all rights of any kind, including intellectual property rights, existing whether or not registered and all applications, renewals, extensions of the same and whenever arising, registered or applied to be registered, arising before the Effective Date that Insmed U.S. presently owns or has the right to license to Insmed Ireland, Affiliates, assignees and/or licensees (by whatever name or term known or designated) related to the Products outlined in Exhibit A, including, without limitation:

(a)                                 all inventions, know-how, technical data, trade secrets, functional or detailed design specifications, designs and enhancements, whether patentable or un-patentable, patented or un-patented;

(b)                                 all trademarks, copyrights, service marks and trade name rights, internet domain names, social media designations, and other designations and similar rights;

(c)                                  all franchises, licenses, or contracts;

(d)                                 all rights associated with works of authorship throughout the world, including but not limited to copyrights, moral rights and software;

(e)                                  all Patents (including provisionals, continuations, continuations-in-part, and divisionals thereof), reissues and re-examinations thereof, database rights, design rights and other industrial property rights that have the benefit of a filing date on or after the Effective Date;

(f)                                   all patent applications (including continuations, continuations-in-part and divisionals thereof) now or hereafter in force, that have the benefit of a filing date on or after the Effective Date;

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(g)                                  all rights, including copyrights. Confidential Information and trade secrets underlying the technology and any prints, packaging, labels, advertising or promotional material and any other materials of any kind using or used in conjunction with trademarks and know-how underlying the developed marketing intangibles, whether created by the Parties their Affiliates or any Third Party engaged by the Parties or their Affiliates to create any thereof; and

(h)                                 any additional applicable intangible property as defined under U.S. Treas. Reg. Sec. 1.482-4(b) (whether or not in documentary form and whether or not patentable, copyrightable, or otherwise protectable under applicable laws).

Section 1.6                                    “Revenues” means the gross revenues determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for financial reporting purposes and shall mean the revenues recognized by or for the account of Insmed Ireland from the sale or license of the Products and any related services. provided that Revenues shall not include any of the following:

(a)                                 Any government taxes or levies collected from customers with respect to the sale of or the license relating to the Products that are to be paid over to any applicable governmental authority: or

(b)                                 Any amounts associated with the shipment and delivery of the Products, including, without limitation, all freight charges, freight forwarding fees. customs fees and insurance premiums; or

(c)                                  Any portion of the sales or license revenues of the Products that is refunded to a customer; or

(d)                                 Any revenues received from an Affiliate.

Section 1.7                                    “Sublicensee” means a license entered into by Insmed Ireland in accordance with Section 2.2 of Artic le 2 of this Agreement.

Section 1.8                                    “Sub-contractor” means an affiliate or unrelated party, under an agreement. as a sub-contractor, undisclosed agent, commissionaire, or similar party, acting on behalf of one of the Parties.

Section 1.9                                    “Third Party” or “Third Parties” means any entity other than a Party to this Agreement or an Affiliate of the Parties.

ARTICLE 2
GRANT OF RIGHT TO USE INTANGIBLES AND INTANGIBLE PROPERTY RIGHTS

Section 2.1                                    License of Rights. Subject to the terms and conditions of this Agreement and unless otherwise mutually agreed to by the Parties in writing, as of the Effective Date. Insmed U.S. hereby grants to Insmed Ireland a non-exclusive. perpetual right and license in and to the Intangibles within its Field of Use to make, have made, use, sell, offer to sell, perform, display, reproduce, and distribute the Products and to make improvements, modifications and/or enhancements to the intangibles.

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Section 2.2                                    Licenses from Third Parties. The license granted under Section 2.1 (License of Rights) includes all economic rights and licenses granted to the Parties by Third Parties to the extent those rights relate to the development and/or use of the Products and may be sublicensed to the Parties.

Section 2.3                                    Right to Sublicense. Insmed Ireland shall have the right to sublicense to Third Parties the rights licensed to Insmed Ireland pursuant to Section 2.1 (License of Rights).

Section 2.4                                    Quality. Sales by Insmed Ireland (or a Sublicensee or Sub-contractor) shall meet the quality control standards and specifications established from time-to-time by Insmed U.S., including any requirements of applicable regulatory agencies in the Parties’ respective Field of Use. Insmed U.S. shall have the right, at its expense, to audit Insmed Ireland’s quality control of Sales from time-to-time on a reasonable basis and on reasonable prior notice to Insmed Ireland. In the event that quality control of Insmed Ireland (or a Sublicensee or a Sub-contractor) falls below Insmed U.S.’s standards and specifications, Insmed U.S. shall give Insmed Ireland written notice of such failures, and Insmed Ireland shall, at its expense and within the reasonable notice period set out in the notice, take such corrective action as is necessary to restore quality to the appropriate level.

ARTICLE 3
PAYMENT

Section 3.1                                    Compensation. Subject to this Article 3 and consideration for the license granted to Insmed Ireland under this Agreement, Insmed Ireland agrees to make a PCT Payment to Insmed U.S. that produces an arm’s length result, as provided in Exhibit B.

Section 3.2                                    Timing and Manner of Payments. The PCT Payments shall be payable and due as outlined in Exhibit B through the final date, on which date all such PCT amounts shall be fully paid.

Section 3.3                                    Pre-Payment Option. The Patties agree that Insmed Ireland has the option, without penalty, to pre-pay the PCT Payments, in whole or in part, during the term of this Agreement, but in no event prior to 2016. Any pre-payment amount shall reduce the net present value of the outstanding payments still remaining under Section 3.1 (Compensation). Upon such pre payment. if any, the net present value of the outstanding future PCT Payments shall be calculated using a discount rate that is reflective of the then current risk associated with the forecasted Bookings. Upon such pre-payment, the Parties will mutually develop a new schedule for payment of the remaining amounts due, if any, under this Agreement.

Section 3.4                                    Manner of Payment. A netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable shall be acceptable payment, effective as of the date of the netting on the books of the Parties.

Section 3.5                                    Currency. All royalties contemplated hereby shall be made in U.S. Dollars or in a currency as mutually agreed to by the Parties. Any reported amount in currencies other than the U.S. Dollars shall be translated into U.S. Dollars at the prevailing bookkeeping

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rate used by the Parties during the period in which the amount is recognized under U.S. GAAP as applied for financial reporting purposes.

Section 3.6                                    Withholding Taxes and Related Matters. Any withholding or related tax or other obligations relating to the payments due under the terms of this Agreement shall be complied with by Insmed Ireland. and shall not alter the amount of the obligation of Insmed Ireland under this Article 3.

Section 3.7                                    Revenues Data. Insmed Ireland shall maintain complete and accurate records of all Revenues. Insmed U.S. shall have the right, at its expense and on a reasonable basis with reasonable prior written notice to Insmed Ireland, to examine such records during regular business hours during the term of this Agreement and for 6 months after termination of this Agreement.

ARTICLE 4
CONFIDENTIAL INFORMATION

Section 4.1                                    Definition of Confidential Information. The Parties acknowledge that from time to time, one Party (the “Discloser”) may disclose to the other Party (the “Recipient”) information: (a) that is marked with “confidential” or a similar legend; or (b) that is described orally and designated as confidential; or (c) that would, under the circumstances, be understood by a reasonable person to be confidential (“Confidential Information”). Any unmarked or oral information conveyed during a meeting between employees of the Parties discussing Confidential Information will be Confidential Information by default whether or not declared confidential and whether or not it is subsequently described in writing. Upon subsequent disclosure of previously disclosed Confidential Information to the Recipient by the Discloser, the information will remain Confidential Information even if not identified as confidential information at the subsequent disclosure. The Intangibles shall be considered Confidential Information of the Parties.

Section 4.2                                    Confidentiality Obligations. The Recipient shall retain such Confidential Information in confidence, and shall not disclose it to any Third Party or use it for other than the purposes of this Agreement without the Discloser’s prior written consent, unless disclosure is made to the Recipient’s professional consultants who are bound to confidentiality under their professional law (e.g. lawyers, tax advisers and auditors) excluding Securities Exchange Commission (“SEC”) filings and investor presentations. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information that it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Recipient will immediately give written notice to the Discloser of any unauthorized use or disclosure of the Discloser’s Confidential Information, and the Recipient will assist the Discloser in remedying such unauthorized use or disclosure.

Section 4.3                                    Compelled Disclosure. In the event that the Recipient or (to the knowledge of the Recipient) any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of the Discloser’s Confidential Information, the Recipient shall, unless legally prohibited, provide the

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Discloser with prompt written notice of any such request or requirement sufficiently timely to allow the Discloser adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy, or where applicable law or regulation does not permit Recipient to provide such notice, or in the event of the receipt of a waiver by the Discloser, the Recipient or any of its representatives are, upon the advice of counsel, required to disclose the Confidential Information to any tribunal or regulatory authority, or stand liable for contempt or suffer other censure or penalty, the Recipient or any of its representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Recipient that it is required to disclose; provided, that the Recipient exercises its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating, to the extent permissible by applicable law or regulation, with the Discloser in the Discloser’s efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal or regulatory authority.

Section 4.4                                    Exceptions. Notwithstanding the foregoing, Confidential Information will not include certain information to the extent such information:

(a)                                 was generally available to the public at the time of its disclosure to the Recipient hereunder;

(b)                                 became generally available to the public after its disclosure other than through an act or omission of the Recipient (or one of its employees, agents or Representatives) in breach of this Agreement; or

(c)                                  was subsequently lawfully and independently disclosed to the Recipient by a person other than the Discloser without an obligation of confidentiality.

Section 4.5                                    Contractors. Prior to the Recipient’s disclosure of any of the Discloser’s Confidential Information to any Third Party for which the Recipient has obtained the Discloser’s prior consent, the Recipient must require the Third Party to enter into a nondisclosure agreement (“NDA”) provided by the Discloser, the terms of which NDA will take precedence over the Third Party agreement.

Section 4.6                                    Ownership of Materials.  Each Recipient agrees that all Confidential Information received is and will remain the property of the Discloser and that such shall not be copied or reproduced without the express permission of the Discloser, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement. Upon written request of the Discloser, the Recipient shall immediately discontinue all use of all Confidential In formation of the Discloser and shall, at the Discloser’s option, either destroy or return to the Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all electronic copies thereof; provided, however, that the Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the

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foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement for the full period provided for in Section 4.8 (Confidentiality Obligations Survival).

Section 4.7                                    Equitable Remedies.  Since unauthorized use or disclosure of the Discloser’s Confidential Information will diminish the value to the Discloser of its proprietary interests in the Confidential Information, if the Recipient breaches any of its obligations under this Article 4, the Discloser shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

Section 4.8                                    Confidentiality Obligations Survival.  With respect to each item of Confidential Information transferred under this Agreement, the provisions of this Article 4 shall remain in effect until such time as the Recipient can demonstrate, using only legally admissible evidence, that such item of Confidential Information is publicly known or was made generally available through no action or inaction of the Recipient.

ARTICLE 5
WARRANTIES AND REPRESENTATIONS AND DISCLAIMERS

Section 5.1                                    Warranties. Each of the Parties hereby represents and warrants to the other as of the Effective Date that: (i) it is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of organization, and has full corporate power and authority to enter into this Agreement; (ii) this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization, and similar laws affecting creditors’ rights generally, and to general equitable principles; (iii) it is not subject to a pet it ion for relief under any bankruptcy legislation, it has not made an assignment for the benefit of creditors, it is not subject to the appointment of a receiver for all or a substantial part of its assets, and it is not contemplating taking or becoming subject to any of the foregoing; and (iv) it is in compliance, and has complied, with all applicable laws and regulations (including labor laws and tax laws).

Section 5.2                                    Disclaimers. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 6.1 (WARRANTIES), EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT AND DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NONINFRINGEMENT. THE INTANGIBLES PROVIDED UNDER THIS AGREEMENT ARE “AS IS” AND MAY CONTAIN DEFICIENCIES, AND INSMED U.S. MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT REGARDING THE USE OR PERFORMANCE OF SUCH INTANGIBLES.

Section 5.3                                    Limitation on Liability. IN NO EVENT WILL INSMED U.S. HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE,

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ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, LOSS OF DATA, OR LOSS OF USE, EVEN IF INSMED U.S. HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.4                                    No Damages for Termination or Expiration. Neither Party shall be liable to the other for damages of any kind, including incidental or consequential damages, or arising from any expenditure, investment, lease or other commitment, on account of the termination or expiration of this Agreement in accordance with its terms. Each Party waives any right it may have to receive any compensation or reparations on termination or expiration of this Agreement in accordance with the terms of this Agreement not including any payment obligations, and notwithstanding, the law of any territory or otherwise. Each Party acknowledges that they will not have or acquire by virtue of this Agreement or otherwise any vested, proprietary or other right in the “goodwill” of the other Party’s trademarks or service marks.

ARTICLE 6
INDEMNIFICATION

Section 6.1                                    Indemnification by Insmed U.S. Insmed U.S. shall defend, indemnify and hold harmless Insmed Ireland from and against any claims, demands, causes of actions, liabilities, damages, losses, costs, liabilities or expenses of any kind, including reasonable attorneys’ fees (collectively, “Claims”) arising from (i) actual or alleged infringement or misappropriation of any third party patent, trademark, copyright, trade secret or other intellectual property right held by a third party (unless such actual or alleged infringement arises from Intangible Property Rights owned by Insmed Ireland or subsequently developed by Insmed Ireland), (ii) Insmed U.S.’s gross negligence, willful misconduct and/or violation of applicable laws or regulations, and/or (iii) Insmed U.S.’s breach of any of its representations or warranties unless gross negligence or willful misconduct of Insmed Ireland. Insmed U.S. shall defend any such claim or action at its own expense provided that Insmed Ireland promptly notifies Insmed U.S. upon learning of such Claim, provides Insmed U.S. with sole control of the defense and settlement of any such Claim, and cooperates with Insmed U.S. in defending any such Claim.

Section 6.2                                    Indemnification by Insmed Ireland. Insmed Ireland shall defend, indemnify and hold harmless Insmed U.S. from and against any Claims arising from (i) actual or alleged infringement or misappropriation of any third party patent, trademark, copyright, trade secret or other intellectual property right held by a third party (unless such actual or alleged infringement arises from Intangible Property Rights owned by Insmed U.S. or subsequently developed by Insmed U.S.), (ii) Insmed Ireland’s gross negligence, willful misconduct and/or violation of applicable laws or regulations, and/or (iii) Insmed Ireland’s breach of any of its representations or warranties unless gross negligence or willful misconduct of Insmed U.S. Insmed Ireland shall defend any such claim or action at its own expense provided that Insmed U.S. promptly notifies Insmed Ireland upon teaming of such Claim, provides Insmed Ireland with sole control of the defense and settlement of any such Claim, and cooperates with Insmed Ireland in defending any such Claim.

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ARTICLE 7
INTANGIBLES OWNERSHIP

Section 7.1                                    Retention of Legal Title. Except for the license grants expressly provided in t h is Agreement, all rights, title and interests in and to the Intangibles, whether made by Insmed U.S., Insmed Ireland, or its Sublicensees (“Rights and Technology”), is and shall at al l times remain with Insmed U.S. Insmed Ireland and /or its Sublicensees shall not at any time during or after the expiration or termination of this Agreement in any way question or dispute the ownership thereof by Insmed U.S. For purposes of clarity, unless otherwise specified in this Agreement, Insmed U.S. holds the following rights, which Insmed U.S. may exercise in its sole discretion: (i) the right to control the quality standard relative to the Intangibles; (ii) the right to apply for and obtain registrations for the Intangibles; (ii i) the right to enforce the Intangibles against Third Parties; (iv) the right to defend Third Party objections to or claims against the Intangibles; and (v) the right to maintain and abandon the applications, registrations, and other statutory rights in and to the Intangibles. In addition, Insmed U.S. covenants to maintain (at its own expense) the existing registrations and legal protections in respect of the Intangibles throughout the term of this Agreement. For purposes of interpretation of this Section under the Lanham (Trademark) Act and all other applicable trademark laws or regulations, all goodwill arising from the use of the Intangibles will inure to the benefit of Insured U.S. Subject to the rights licensed to Insmed Ireland in this Agreement, Insmed Ireland and/or its Sublicensees hereby assigns to Insmed U.S. any and all rights, title and interest i t may have or acquire in such Rights and Technology, and will execute and provide to Insmed U.S. all documents and instruments of conveyance respecting the foregoing Rights and Technology as may be appropriate to perfect Insmed U.S.’s legal title thereto. The absence of such documents and instruments of conveyance shall not limit the rights of Insmed U.S. in the foregoing Rights and Technology. To the extent any of the rights, title and interest in and to the Rights and Technology cannot be assigned by Insmed Ireland and/or its Sublicensees to Insmed U.S., Insmed Ireland and/or its Sublicensees hereby grant to Insmed U.S. an exclusive, royalty-free, transferable, perpetual, unrestricted, worldwide license (with rights to sublicense through one or more tiers of Sublicensees) to any non-assignable Rights and Technology. To the extent any of such Rights and Technology can be neither assigned nor licensed by Insmed Ireland and/or its Sublicensees to Insmed U.S., Insmed Ireland and/or its Sublicensees hereby waives and agrees never to assert such nonassignable and non-licensable Rights and Technology against Insmed U.S., Insmed U.S.’s Affiliates, Insmed U.S.’s licensees or Insmed U.S.’s successors, or its and their respective customers.

ARTICLE 8
TERM AND TERMINATION

Section 8.1                                    Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect until terminated by a written agreement between the Parties, unless terminated in accordance with Section 8.2, Section 8.3 or Section 8.4.

Section 8.2                                    Termination for Convenience. This Agreement may be terminated by either Party, for any reason, by giving the other Party written notice of the termination sixty (60) days in advance.

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Section 8.3                                    Termination for Cause. This Agreement may be terminated by either Party (“Non-Breaching Party”), if the other Party (“Breaching Party”) is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach.  In the event that Breaching Party fails to cure such breach or default within thirty (30) days after the date of Non-Breaching Party’s notice hereunder, Non-Breaching Party may terminate this Agreement immediately upon providing written notice of termination to Breaching Party. Termination of this Agreement in accordance with this Section 8.3 shall not affect or impair Non Breaching Party’s right to pursue any legal remedy, including the right to recover damages, for all harm suffered or incurred as a result of Breaching Party’s breach or default.

Section 8.4                                    Change in Control or Substantial Encumbrance. In the event that the Parties cease to be Affiliates, either Party undergoes an involuntary change in control or a substantial portion of either Party’s assets or the conduct of either Party’s business is substantially encumbered by extraordinary governmental action or by operation of law, either Party may, at its option and in its sole discretion, terminate this Agreement, effective immediately upon giving written notice of termination to the other Party. For purposes of this Section 8.4, notice shall be effective when sent.

Section 8.5                                    Effect of Termination. Upon any termination of this Agreement, Insmed U.S. shall have the right to retain any sums already paid by Insmed Ireland under this Agreement, and Insmed Ireland shall pay all sums accrued that are then due under this Agreement. Further, Insmed Ireland shall immediately cease to exercise all use of the Intangibles and shall have no further right, title, or interest i n any trademark or other valuable intangible property right under this agreement other than the rights obtained under the Cost Sharing Agreement entered into by the parties.

Section 8.6                                    Modification. Pursuant to U.S. Treas. Reg. Sec. 1.482-7(f), in the event of a “change in participation” as defined therein, this Agreement shall be modified and arm’s length consideration shall be due as provided therein.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1                                    Assignment. Neither Party may assign this Agreement, its rights, or responsibilities hereunder without the prior written authorization of the other Party. Any assignment in derogation of the foregoing shall be void.

Section 9.2                                    Notices. Any notice required or permitted to be given under this Agreement shall be given to the other Party either 1) in writing and delivered by overnight courier (signature of receipt required) and shall be deemed delivered upon written confirmation of delivery by the courier or 2) via e-mail, and shall be deemed delivered provided no transmission error was received (if by e-mail), if sent to the following respective addresses or such new addresses as may from time to time be supplied hereunder:

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IF TO Insmed U.S.:	IF TO Insmed Ireland:
10 Finderne Avenue, Building 10, Bridgewater, New Jersey Attention: General Counsel E-mail: generalcounsel@insmed.com	25-28 North Wall Quay Dublin 1, Ireland Attention: Nickola Murphy/Geraldine Lillis E-mail: Nickola.Murphy@canyoncts.com / Geraldine.Lillis@canyoncts.com

Section 9.3                                    Force Majeure. Neither Party shall be liable to the other Party for failure or delay in the performance of any obligations under this Agreement. other than the obligation to pay monies (“Excused Obligation”), for the time and to the extent such failure or delay is due to any cause or condition beyond the reasonable control of the Party obliged to perform, including, but not limited to, strikes or other labor difficulties, acts of God, earthquakes, acts of government (in particular with respect to the refusal to issue necessary import or export licenses), war, terrorism, riots, embargoes or in ability to obtain supplies (collectively “Force Majeure”). If Force Majeure prevents or delays the performance by a Party hereto of any Excused Obligation under this Agreement, the Party claiming Force Majeure shall promptly notify the affected Party thereof in writing.

Section 9.4                                    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties, Affiliates, their respective successors, successors in title, and assigns, and each Party agrees, on behalf of it, its Affiliates. successors, successors in title, and assigns, to execute any instruments that may be necessary or appropriate to carry out and execute the purpose and intentions of this Agreement and hereby authorizes and directs its Affiliates, successors, successors in title, and assigns to execute any and all such instruments.  Each and every successor in interest to any Party or Affiliate, whether such successor acquires such interest by way of gift, devise, assignment, purchase, conveyance, pledge, hypothecation, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. The rights of the Parties, Affiliates, and their successors in interest, as among themselves and shall be governed by the terms of this Agreement. and the right of any Party, Affiliate or successor in interest to assign, sell or otherwise transfer or deal with its interests under this Agreement shall be subject to the limitations and restrictions of this Agreement.

Section 9.5                                    Amendment. This Agreement may only be amended or supplemented by additional written agreements or instruments specifically referencing this Agreement and signed by the Parties.

Section 9.6                                    Remedies Cumulative. A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled. Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result the other Party’s breach or default.

Section 9.7                                    Further Assurances. Each Party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

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Section 9.8                                    No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

Section 9.9                                    Entire Agreement. This Agreement constitutes the full and complete agreement of the Parties.

Section 9.10                             Headings; Construction. The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement. Any use of “including” shall also be deemed to mean “including without limitation.

Section 9.11                             Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

Section 9.12                             Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the Parties, and each Party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

Section 9.13                             Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from this Agreement shall be governed by the laws of the State of New Jersey, United States of America, without giving effect to the conflicts of laws principles of that state or doctrines of any other state of the United States, or any nation state. Each of the Parties agrees to submit to the exclusive jurisdiction of the courts in the State of New Jersey and the United States Federal courts, for any matter arising out of or relating to this Agreement. Notwithstanding the foregoing, in actions seeking to enforce any order or any judgment of any such courts located in State of New Jersey, personal jurisdiction shall be non-exclusive. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

Section 9.14                             Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. on the next succeeding business day to exercise such privilege, or to discharge such duty.

Section 9.15                             Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

Section 9.16                             Costs and Expenses. Unless otherwise provided in this Agreement, each Party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

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Section 9.17                             Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement. To the extent any withholding taxes apply to any payment, such payment shall be made net of such withholding tax.

Section 9.18                             Authority and Compliance Under Corporate Charter. Each Party hereby warrants, represents and covenants that it is a duly organized and existing company under the respective laws of its jurisdiction of incorporation and has the full rights, power and authority pursuant to its corporate charter, articles of incorporation and /or by-laws to enter in to and perform all obligations under this Agreement. Each Party further warrants, represents and covenants that in exercising any and/or all rights and in performing any and/or all obligations under this Agreement, each Party and/or its Representatives will act in full accordance with its respective corporate charter, articles of incorporation and/or by-laws.

[SIGNATURE PAGE FOLLOWS]

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By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement

INSMED IRELAND LIMITED		INSMED INCORPORATED

/s/ Geraldine Lillis		/s/ Andrew Drechsler
Signature		Signature

Name: Geraldine Lillis		Name: Andrew Drechsler
Title: Director		Title: Chief Financial Officer
Date:	May 29, 2015	Date:	May 28, 2015

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EXHIBIT A
DETAIL OF PRODUCTS RELATED TO THE INTANGIBLE PROPERTY RIGHTS

Pursuant to Section 1.5, Insmed U.S. shall grant a license with respect to the Intangible Property Rights related to the patents and products associated with:

1.                                      ARIKAYCE

2.                                      INS-1009

3.                                      Any other products or development currently owned by Insmed U.S. prior to the execution of this Agreement

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EXHIBIT B

PAYMENTS

Pursuant to Article 3 (‘·Payment”), Insmed Ireland shall make payments in consideration for payments due under this Agreement payments in the following manner:

2015                    $6,000,000 due on June 1, 2015

2016                    $10.000,000 due on July 1, 2016

2017                    $12,000,000 due on July l, 2017

Insmed Ireland will then make quarterly PCT payment to Insmed U.S. pursuant to Section 3.2. The payments may be based on a reasonable estimate for each quarter and trued up at the end of the year. The payments shall be made in the following manner:

2018                    12% of Revenues

2019                    10% of Revenues

2020                    8% of Revenues

2021                    4% of Revenues

All of the above payments are in conformity with the arm’s length methodologies as specified in 1.482-7(h)(2)(i)(B).

Subject to Section 3.3, Insmed Ireland reserves the right to pre-pay the remainder of the contingent payments, based on estimated Revenues as agreed by the Parties.

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